Exhibit 99.2

November 3, 2022

Fellow Shareholders:

Our Consumer segment was a bright spot this quarter, growing both revenue and profit YoY, helping to offset the difficult operating environment in our Home and Insurance businesses. Elevated interest rates and inflation at 40-year highs in the U.S. further pressured consumer demand for mortgage loans and carrier appetite for new insurance policies. Despite these challenges, we were encouraged that gross margin in all three segments held steady YoY, indicative of the value we continue to generate for our partners and the durability of our variable marketing model through all stages of the economic cycle.

Our team is focused on factors within our control as we endure macroeconomic headwinds that are not forecast to subside in the near-term. We continue to operate from a position of financial strength as we navigate a difficult economic backdrop, with a substantial cash balance and generating positive free cashflow. Managing our non-marketing operating expenses remains a top priority, and we held these flat in the third quarter compared to the prior year.

The company is committed to generating positive operating leverage when we return to a more normalized revenue environment. As proof of that commitment, subsequent to quarter-end we completed a thorough review of our fixed costs. Last week we took action to eliminate approximately 200 roles at the company, in addition to identifying a number of third-party cost saving opportunities. In aggregate, we have identified anticipated annualized savings of $25 million, expected to be fully realized in 2023. The company has now reduced headcount by over 20% from the peak level in mid-2021, and remains appropriately resourced to both execute on our growth initiatives and support our marketplace business. We are committed to vigilantly continuing this work as part of our strategy in 2023.

In the quarter we continued to make progress on the development of the Digital Advisor initiative within MyLendingTree, and we have onboarded new partner Upgrade, Inc. as both a credit card issuer and personal lender onto our TreeQual platform. Our brand campaign launched during the quarter and marked our first return to television advertising since the onset of the pandemic. We were able to efficiently access media during a period of significantly reduced advertising costs, and initial results of the investment appear promising.

Within our insurance segment, our P&C Agency initiative produced encouraging results as we move further down the sales funnel to fulfillment with our customers to enhance their experience and boost our economics. Our Healthcare team's focus on efficiency has resulted in improved margins along with strong YoY revenue growth, and our Medicare Agency is staffed and well prepared for the annual enrollment period that has already begun in 4Q.

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2022			2021		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change

Total revenue	$ 237.8	$ 261.9	$ 283.2	$ 258.3	$ 297.4	(20) %

(Loss) income before income taxes	$ (22.8)	$ (10.4)	$ (10.4)	$ 60.2	$ (4.4)	(418) %
Income tax (expense) benefit	$ (135.9)	$ 2.4	$ (0.4)	$ (11.8)	$ —	— %
Net (loss) income from continuing operations	$ (158.7)	$ (8.0)	$ (10.8)	$ 48.4	$ (4.4)
Net (loss) income from continuing operations % of revenue	(67) %	(3) %	(4) %	19%	(1) %

(Loss) income per share from continuing operations
Basic	$ (12.44)	$ (0.63)	$ (0.84)	$ 3.67	$ (0.33)
Diluted	$ (12.44)	$ (0.63)	$ (0.84)	$ 3.57	$ (0.33)

Variable marketing margin
Total revenue	$ 237.8	$ 261.9	$ 283.2	$ 258.3	$ 297.4	(20) %
Variable marketing expense (1) (2)	$ (163.1)	$ (171.1)	$ (189.1)	$ (169.8)	$ (191.5)	(15) %
Variable marketing margin (2)	$ 74.7	$ 90.8	$ 94.1	$ 88.5	$ 105.9	(29) %
Variable marketing margin % of revenue (2)	31%	35%	33%	34%	36%

Adjusted EBITDA (2)	$ 9.8	$ 28.6	$ 29.4	$ 24.7	$ 41.0	(76) %
Adjusted EBITDA % of revenue (2)	4%	11%	10%	10%	14%

Adjusted net (loss) income (2)	$ (4.6)	$ 7.6	$ 6.1	$ (4.1)	$ 10.3	(145) %

Adjusted net (loss) income per share (2)	$ (0.36)	$ 0.58	$ 0.46	$ (0.31)	$ 0.75	(148) %

(1)

Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses.  Excludes overhead, fixed costs and personnel-related expenses.

(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net (loss) income and adjusted net (loss) income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.
Q3.2022	2

Q3 2022 CONSOLIDATED RESULTS

Consolidated revenue of $237.8 million declined 20% over the prior year, reflecting the decline in Home refinance volume and a challenging Insurance environment, partially offset by resilience in Consumer.

Variable Marketing Margin of $74.7 million declined 29% over prior year. Segment level margins were stable YoY, but overall margin declined due to the $15.5 million investment in our brand campaign.

GAAP net loss from continuing operations was $(158.7) million, or $(12.44) per diluted share.

Net loss from continuing operations was negatively impacted by a $139.7 million noncash expense recorded in 3Q to establish a full valuation allowance on our deferred tax assets.

Adjusted EBITDA was $9.8 million.

Adjusted net loss of $(4.6) million translates to $(0.36) per share.

Q3.2022	3

SEGMENT RESULTS

(millions)	2022			2021		Y/Y
	Q3	Q2	Q1	Q4	Q3	% Change
Home (1)
Revenue	$ 64.9	$ 73.9	$ 101.9	$ 96.3	$ 112.4	(42) %
Segment profit	$ 24.1	$ 26.7	$ 35.9	$ 33.8	$ 41.5	(42) %
Segment profit % of revenue	37%	36%	35%	35%	37%

Consumer (2)
Revenue	$ 102.7	$ 106.1	$ 101.1	$ 96.4	$ 100.0	3%
Segment profit	$ 45.8	$ 44.6	$ 42.5	$ 40.8	$ 44.7	2%
Segment profit % of revenue	45%	42%	42%	42%	45%

Insurance (3)
Revenue	$ 70.2	$ 81.8	$ 80.0	$ 65.4	$ 84.8	(17) %
Segment profit	$ 22.6	$ 22.6	$ 21.1	$ 20.8	$ 26.6	(15) %
Segment profit % of revenue	32%	28%	26%	32%	31%

Other Category (4)
Revenue	$ —	$ 0.1	$ 0.1	$ 0.2	$ 0.2	(100) %
(Loss) profit	$ (0.2)	$ (0.1)	$ (0.1)	$ 0.1	$ 0.1	(300) %

Total
Revenue	$ 237.8	$ 261.9	$ 283.2	$ 258.3	$ 297.4	(20) %
Segment profit	$ 92.3	$ 93.8	$ 99.5	$ 95.5	$ 112.9	(18) %
Segment profit % of revenue	39%	36%	35%	37%	38%

Brand marketing expense (5)	$ (17.6)	$ (3.0)	$ (5.4)	$ (7.0)	$ (7.0)	151%

Variable marketing margin	$ 74.7	$ 90.8	$ 94.1	$ 88.5	$ 105.9	(29) %
Variable marketing margin % of revenue	31%	35%	33%	34%	36%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans, and reverse mortgage loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.
Q3.2022	4

HOME

Our home equity business achieved record revenue in the quarter growing 52% YoY. Consumer demand remains elevated with volume up 43% YoY and 7% sequentially. Purchase revenue grew 4% YoY despite volumes declining 29% from a year ago. Revenue per lead for purchase loans continues to expand as leads become more valuable to our lending partners in this difficult origination market. However, limited home inventory and overall affordability is forecast to weigh on overall home sale volumes.

The 30-year fixed mortgage rate at the end of 3Q, as measured by the Freddie Mac Mortgage Market Survey, reached the highest level recorded since 2006 at 6.7%, negatively impacting already depressed loan origination volumes. The number of consumers with an incentive to refinance has dropped to levels last seen in January 2000, according to the August 2022 Black Knight Mortgage Monitor. Near record home prices coupled with higher mortgage rates led to a 24% YoY decrease in September 2022 existing homes sales.

Our home lending partners continue to adjust their origination capacity to the rapidly changing housing market. As a result, Home segment revenue of $64.9 million and profit of $24.1 million were both down 42% YoY, Importantly, our variable model allowed us to generate a 37% segment margin that remained stable YoY, as decreased revenue per lead was offset by a similar decline in cost per lead.

CONSUMER

Growth in our Consumer segment continued, although the pace has slowed as expected, with revenue of $102.7 million, up 3% YoY, and profit of $45.8 million, up 2%. During the quarter we effectively shifted advertising volume to higher quality marketing partners, driving improved spend efficiency as revenue growth comps have become more challenging.

Personal loans revenue of $37.7 million was up 12% YoY as debt consolidation remains an attractive option with consumer credit card balances continuing to rise. Many of our partners have tightened their underwriting criteria in order to reduce portfolio risk given recession fears, focusing their customer acquisition activity on consumers with somewhat higher credit quality.

Small business performed well this quarter, achieving revenue growth of 9% over prior year. We continue to focus on lender performance to grow originations and improve conversion rates. By optimizing our marketing mix, we have aimed to increase the quality of our leads which benefits lenders and increases profitability. We are working on providing new product offerings and expanding data capabilities to provide real-time borrower cash flow insights, with a focus on being a valued partner to our lenders to gain share in this quickly evolving market over time.

Q3.2022	5

Our credit card business generated 3Q revenue of $24.3 million, down 10% YoY, as high levels of competition in the quarter drove a decline in volume. Revenue per click growth continued in the quarter, up 3% YoY. Margins in the segment remain lower than historical levels as we prioritize capturing partner spend and maximizing variable marketing dollars. We continue to diversify our marketing mix to pursue more profitable marketing channels and partnerships to expand our reach and attract more consumers.

Our TreeQual platform, which provides consumers pre-approved offers for credit cards and personal loans, remains a key growth initiative. We currently have four credit card issuers active on the platform, and added our first personal loan lender as well. As we enhance our capabilities to better match borrowers with lenders in real time we expect that we will improve lender performance, drive higher close rates, and increase monetization.

Our student loan business, which typically has seasonally strong performance in 3Q, continues to be impacted by the extension of the government's loan payment moratorium. However, loan payments are expected to resume beginning in 2023. We believe borrowers will be looking for opportunities to refinance their student debt as payments have been paused since the onset of the pandemic. Our deposits business is also growing quickly again as consumers are looking to capitalize on higher interest rates for their savings.

INSURANCE

The auto and home insurance industry continues to be impacted by persistent inflationary headwinds, supply chain issues, rising accident severity and frequency, and more recently hurricane losses. Although consumer search volumes are running at all-time highs, the difficult operating environment for our carrier partners limited growth in the quarter. Revenue of $70.2 million was down 17% YoY. Segment profit of $22.6 million was down 15% from a year ago, but remained flat sequentially as the team has been able to increase pricing for the targeted leads we are providing to carriers.

We do not expect P&C carriers to return with meaningful budget increases until next year. Most of our top partners have lowered budgets due to profitability concerns and outsized losses from Hurricane Ian. Given our focus on lead quality and margin performance, we believe we are well positioned to capture additional share of carrier marketing spend when budgets begin to grow again.

Our P&C Agency grew with the addition of two new home carriers and five new auto carriers in the quarter. Written premium doubled YoY as we strategically scale this business to capture better economics and improve the consumer experience. We are actively increasing our agent base to drive policy and written premium growth in 2023 and beyond, and we view this offering as an important part of the MyLendingTree evolution.

Our Medicare Agency focus on unit economic improvements has yielded tangible benefits in agent efficiency and cost of customer acquisition. We have recently added United Healthcare as a carrier option ahead of the open enrollment period to strengthen our plan offerings for consumers.

Q3.2022	6

MyLENDINGTREE

We attribute $29.5 million of revenue in 3Q to registered MyLendingTree members across our platform, down 25% YoY. We continued to grow our member base, adding 800,000 net new users in the quarter.

(millions)	2022			2021		Y/Y
My LendingTree	Q3	Q2	Q1	Q4	Q3	% Change

Cumulative Sign-ups (at quarter-end)	23.9	23.1	22.1	21.0	20.0	20%

Revenue Contribution (1)	$ 29.5	$ 36.6	$ 37.0	$ 37.6	$ 39.2	(25) %
% of total revenue	12.4%	14.0%	13.1%	14.6%	13.2%

(1) Includes revenue attributed to registered MyLT members across the LendingTree platform, both in-App and outside of the App.

Our focus on improving the MyLendingTree experience for consumers remains a top priority, building on our strategy to become the premier digital advisor that helps consumers achieve their financial goals. We are working on adding additional new products and features in a refreshed version of our offering, which are the result of extensive consumer research that we completed earlier this year. We believe these enhancements will drive higher levels of engagement, growth in membership, and ultimately stronger financial results.

BALANCE SHEET & CASH FLOW

We generated $8 million of free cashflow (Operating cashflow less capital expenditures) in the quarter despite the $15.5 million of brand investment in our marketing campaign. We continue to maintain significant financial flexibility holding $286 million of cash on the balance sheet at quarter-end, with our next debt maturity not until July, 2025. And while we believe holding substantial liquidity in an uncertain economic environment is especially advantageous, we continue to evaluate opportunities for capital deployment in a disciplined way.

FINANCIAL OUTLOOK*

Today we are refining our outlook for full-year 2022 which implies the following results for 4Q. Our forecast assumes a partial benefit from recently completed expense reductions offset by continued headwinds in Home, as well as seasonal patterns that have historically weighed on our 4Q results.

Full-year 2022:

▪	Revenue of $985 - $1,000 million compared to the prior range of $985 - $1,015 million

▪	Variable Marketing Margin of $330 - $340 million vs prior range of $325 - $345 million

▪	Adjusted EBITDA of $77 - $82 million vs prior range of $75 - $85 million

Q3.2022	7

Fourth-quarter 2022:

▪	Revenue: $202 - $217 million

▪	Variable Marketing Margin: $70 - $80 million

▪	Adjusted EBITDA: $9 - $14 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

The corporate strategy we laid out at the beginning of this year focuses on building products that surprise and delight consumers, reaching them when and where they need us for help with their finances. We believe our breadth and depth of partnerships allows us to lead with choice, driving our refreshed consumer focused message of "LendingTree - You win!". The work to build this future for consumers and our company continues every day, and is the core mission for employees across the organization.

Despite the macroeconomic headwinds that pressure our short-term financial results, we are more encouraged than ever for the future. We know managing through this period – and getting leaner – will make our people better and our business more durable. And we see an enormous opportunity to evolve our value proposition – both for our consumers and our partners. We are focused on controlling the things we can control and on investing in the business. We are confident this will drive renewed revenue growth and margin improvement in time. Getting to our destination is not a simple task, but we have the team, resources, and financial strength we need to meet the challenge.

Thank you for your continued support.

Sincerely,

Doug Lebda	Trent Ziegler
Chairman & CEO	CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com
Q3.2022	8

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per share amounts)
Revenue	$237,836	$297,450	$782,937	$840,214
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	14,105	15,020	44,240	42,849
Selling and marketing expense (1)	176,875	206,475	565,569	589,143
General and administrative expense (1)	39,540	40,126	115,802	114,926
Product development (1)	14,043	13,384	42,413	39,142
Depreciation	5,274	4,808	15,024	12,969
Amortization of intangibles	6,582	10,345	21,574	32,967
Change in fair value of contingent consideration	—	(196)	—	(8,249)
Restructuring and severance (1)	—	47	3,760	47
Litigation settlements and contingencies	(7)	22	(41)	360
Total costs and expenses	256,412	290,031	808,341	824,154
Operating (loss) income	(18,576)	7,419	(25,404)	16,060
Other (expense) income, net:
Interest expense, net	(5,720)	(11,826)	(19,990)	(31,881)
Other income	1,523	—	1,806	40,072
(Loss) income before income taxes	(22,773)	(4,407)	(43,588)	24,251
Income tax (expense) benefit	(135,910)	1	(133,956)	455
Net (loss) income from continuing operations	(158,683)	(4,406)	(177,544)	24,706
Loss from discontinued operations, net of tax	(1)	(54)	(4)	(3,516)
Net (loss) income and comprehensive (loss) income	$(158,684)	$(4,460)	$(177,548)	$21,190

Weighted average shares outstanding:
Basic	12,758	13,268	12,794	13,194
Diluted	12,758	13,268	12,794	13,797
(Loss) income per share from continuing operations:
Basic	$(12.44)	$(0.33)	$(13.88)	$1.87
Diluted	$(12.44)	$(0.33)	$(13.88)	$1.79
Loss per share from discontinued operations:
Basic	$—	$—	$—	$(0.27)
Diluted	$—	$—	$—	$(0.25)
Net (loss) income per share:
Basic	$(12.44)	$(0.34)	$(13.88)	$1.61
Diluted	$(12.44)	$(0.34)	$(13.88)	$1.54

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$417	$371	$1,252	$1,231
Selling and marketing expense	2,198	1,805	6,522	5,583
General and administrative expense	11,212	13,233	32,685	38,658
Product development	1,748	1,665	6,448	6,332
Restructuring and severance	—	—	1,083	—

Q3.2022	9

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2022	December 31, 2021
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$285,538	$251,231
Restricted cash and cash equivalents	127	111
Accounts receivable, net	96,330	97,658
Prepaid and other current assets	28,466	25,379
Total current assets	410,461	374,379
Property and equipment	64,848	72,477
Operating lease right-of-use assets	69,770	77,346
Goodwill	420,139	420,139
Intangible assets, net	64,189	85,763
Deferred income tax assets	—	87,581
Equity investments	174,580	158,140
Other non-current assets	6,308	6,942
Non-current assets of discontinued operations	—	16,589
Total assets	$1,210,295	$1,299,356

LIABILITIES:
Current portion of long-term debt	$2,484	$166,008
Accounts payable, trade	4,583	1,692
Accrued expenses and other current liabilities	84,464	106,731
Current liabilities of discontinued operations	—	1
Total current liabilities	91,531	274,432
Long-term debt	813,395	478,151
Operating lease liabilities	90,532	96,165
Deferred income tax liabilities	8,059	2,265
Other non-current liabilities	281	351
Total liabilities	1,003,798	851,364
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 16,140,103 and 16,070,720 shares issued, respectively, and 12,784,637 and 13,095,149 shares outstanding, respectively	161	161
Additional paid-in capital	1,177,409	1,242,794
Accumulated deficit	(704,895)	(571,794)
Treasury stock; 3,355,466 and 2,975,571 shares, respectively	(266,178)	(223,169)
Total shareholders' equity	206,497	447,992
Total liabilities and shareholders' equity	$1,210,295	$1,299,356

Q3.2022	10

LENDINGTREE, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

	Nine Months Ended September 30,
	2022	2021
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) income and comprehensive (loss) income	$(177,548)	$21,190
Less: Loss from discontinued operations, net of tax	4	3,516
Net (loss) income from continuing operations	(177,544)	24,706
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	4,261	2,651
Amortization of intangibles	21,574	32,967
Depreciation	15,024	12,969
Non-cash compensation expense	47,990	51,804
Deferred income taxes	133,943	(455)
Change in fair value of contingent consideration	—	(8,249)
Gain on investments	—	(40,072)
Bad debt expense	2,708	1,823
Amortization of debt issuance costs	5,443	3,756
Write-off of previously-capitalized debt issuance costs		1,066
Amortization of debt discount	1,475	22,297
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(890)	13,015
Changes in current assets and liabilities:
Accounts receivable	(1,380)	(43,688)
Prepaid and other current assets	(6,271)	(2,762)
Accounts payable, accrued expenses and other current liabilities	(19,146)	7,537
Income taxes receivable	(389)	10,322
Other, net	(469)	(794)
Net cash provided by operating activities attributable to continuing operations	26,329	88,893
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(8,970)	(30,515)
Equity investments	(16,440)	(1,180)
Net cash used in investing activities attributable to continuing operations	(25,410)	(31,695)
Cash flows from financing activities attributable to continuing operations:
Proceeds from term loan	250,000	—
Repayment of term loan	(625)	—
Repayment of 0.625% Convertible Senior Notes	(169,659)	—
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(3,292)	(6,666)
Purchase of treasury stock	(43,009)	—
Payment of debt issuance costs	(4)	(5,995)
Payment of original issue discount on undrawn term loan	—	(2,500)
Other financing activities	—	(31)
Net cash provided by (used in) financing activities attributable to continuing operations	33,411	(15,192)
Total cash provided by continuing operations	34,330	42,006
Discontinued operations:
Net cash (used in) provided by operating activities attributable to discontinued operations	(7)	3,330
Total cash (used in) provided by discontinued operations	(7)	3,330
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	34,323	45,336
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	251,342	170,049
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$285,665	$215,385

Q3.2022	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(in thousands)
Selling and marketing expense	$176,875	$184,537	$204,157	$184,847	$206,475
Non-variable selling and marketing expense (1)	(13,731)	(13,385)	(15,081)	(15,053)	(14,928)
Variable marketing expense	$163,144	$171,152	$189,076	$169,794	$191,547

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2022	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income from continuing operations to variable marketing margin and net (loss) income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(158,683)	$(8,038)	$(10,823)	$48,432	$(4,406)
Net (loss) income from continuing operations % of revenue	(67)%	(3)%	(4)%	19%	(1)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	14,105	14,574	15,561	14,448	15,020
Non-variable selling and marketing expense (1)	13,731	13,385	15,081	15,053	14,928
General and administrative expense	39,540	40,289	35,973	38,546	40,126
Product development	14,043	14,318	14,052	13,723	13,384
Depreciation	5,274	4,896	4,854	4,941	4,808
Amortization of intangibles	6,582	7,075	7,917	9,771	10,345
Change in fair value of contingent consideration	—	—	—	—	(196)
Restructuring and severance	—	135	3,625	6	47
Litigation settlements and contingencies	(7)	(7)	(27)	32	22
Interest expense, net	5,720	6,765	7,505	14,986	11,826
Other (income) expense	(1,523)	(284)	1	(83,200)	—
Income tax expense (benefit)	135,910	(2,337)	383	11,753	(1)
Variable marketing margin	$74,692	$90,771	$94,102	$88,491	$105,903
Variable marketing margin % of revenue	31%	35%	33%	34%	36%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q3.2022	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income from continuing operations to adjusted EBITDA and net (loss) income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(158,683)	$(8,038)	$(10,823)	$48,432	$(4,406)
Net (loss) income from continuing operations % of revenue	(67)%	(3)%	(4)%	19%	(1)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	6,582	7,075	7,917	9,771	10,345
Depreciation	5,274	4,896	4,854	4,941	4,808
Restructuring and severance	—	135	3,625	6	47
Loss on impairments and disposal of assets	834	2,996	431	814	1,251
Gain on investments	—	—	—	(83,200)	—
Non-cash compensation	15,575	17,335	13,997	16,751	17,074
Franchise tax caused by equity investment gain	—	—	1,500	—	—
Change in fair value of contingent consideration	—	—	—	—	(196)
Acquisition expense	104	58	9	430	227
Litigation settlements and contingencies	(7)	(7)	(27)	32	22
Interest expense, net	5,720	6,765	7,505	14,986	11,826
Dividend income	(1,523)	(282)	—	—	—
Income tax expense (benefit)	135,910	(2,337)	383	11,753	(1)
Adjusted EBITDA	$9,786	$28,596	$29,371	$24,716	$40,997
Adjusted EBITDA % of revenue	4%	11%	10%	10%	14%

Q3.2022	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income from continuing operations to adjusted net (loss) income and net (loss) income per diluted share from continuing operations to adjusted net (loss) income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(in thousands, except per share amounts)
Net (loss) income from continuing operations	$(158,683)	$(8,038)	$(10,823)	$48,432	$(4,406)
Adjustments to reconcile to adjusted net (loss) income:
Restructuring and severance	—	135	3,625	6	47
Loss on impairments and disposal of assets	834	2,996	431	814	1,251
Gain on investments	—	—	—	(83,200)	—
Non-cash compensation	15,575	17,335	13,997	16,751	17,074
Franchise tax caused by equity investment gain	—	—	1,500	—	—
Change in fair value of contingent consideration	—	—	—	—	(196)
Acquisition expense	104	58	9	430	227
Litigation settlements and contingencies	(7)	(7)	(27)	32	22
Income tax (benefit) expense from adjusted items	(3,842)	(5,364)	(5,106)	16,980	(4,687)
Excess tax expense (benefit) from stock-based compensation	1,752	438	2,468	(4,336)	938
Income tax (benefit) expense from valuation allowance	139,670	—	—	—	—
Adjusted net (loss) income	$(4,597)	$7,553	$6,074	$(4,091)	$10,270

Net (loss) income per diluted share from continuing operations	$(12.44)	$(0.63)	$(0.84)	$3.57	$(0.33)
Adjustments to reconcile net (loss) income from continuing operations to adjusted net (loss) income	12.08	1.22	1.31	(3.87)	1.10
Adjustments to reconcile effect of dilutive securities	—	(0.01)	(0.01)	(0.01)	(0.02)
Adjusted net (loss) income per share	$(0.36)	$0.58	$0.46	$(0.31)	$0.75

Adjusted weighted average diluted shares outstanding	12,758	12,936	13,167	13,212	13,707
Effect of dilutive securities	—	213	266	(346)	439
Weighted average diluted shares outstanding	12,758	12,723	12,901	13,558	13,268
Effect of dilutive securities	—	—	—	346	—
Weighted average basic shares outstanding	12,758	12,723	12,901	13,212	13,268

Q3.2022	15

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable marketing margin, including variable marketing expense

•	Variable marketing margin % of revenue

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")

•	Adjusted EBITDA % of revenue

•	Adjusted net income

•	Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

Q3.2022	16

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) dividend income, and (9) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) one-time items, (10) the effects to income taxes of the aforementioned adjustments, (11) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (12) income tax (benefit) expense from a valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Q3.2022	17

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $1.5 million franchise tax caused by the equity investment gain in Stash.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; the pace of the ongoing recovery from the COVID-19 pandemic subside; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; inflationary trends; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2021, in our Quarterly Report on Form 10-Q for the period ended June 30, 2022, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q3.2022	18